SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934

(Amendment No. __)*

Pinterest, Inc.

(Name of Issuer)

Class A Common Stock

(Title of Class of Securities)

72352L106

(CUSIP Number)

December 31, 2019

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐      Rule 13d-1(b)

☐      Rule 13d-1(c)

☒     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 28 Pages

Exhibit Index Contained on Page 26

CUSIP NO. 72352L106	13 G	Page 2 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andreessen Horowitz Fund II, L.P. (“AH II”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER**
30,134,916 shares[1], except that AH Equity Partners II, L.L.C. (“AH Equity II”), the general partner of AH II, may be deemed to have sole power to vote these shares, and Marc Andreessen (“Andreessen”) and Ben Horowitz (“Horowitz”), the managing members of AH Equity II, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER**
30,134,916 shares[1], except that AH Equity II, the general partner of AH II, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity II, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	30,134,916**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	8.96%[2]
12	TYPE OF REPORTING PERSON*	PN

1 Represents 30,134,916 shares of Class B Common Stock held directly by AH II. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Based on 306,232,554 shares of the Issuer’s Class A Common Stock outstanding as of October 25, 2019, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 1, 2019, plus 30,134,916 shares of the Issuer’s Class B Common Stock held by the Reporting Person as of December 31, 2019, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s Class A Common Stock and Class B Common Stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 72352L106	13 G	Page 3 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andreessen Horowitz Fund II-A, L.P. (“AH II-A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER**
1,597,733 shares[1], except that AH Equity II, the general partner of AH II-A, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity II, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER**
1,597,733 shares[1], except that AH Equity II, the general partner of AH II-A, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity II, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,597,733**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.52%[2]
12	TYPE OF REPORTING PERSON*	PN

1 Represents 1,597,733 shares of Class B Common Stock held directly by AH II-A. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Based on 306,232,554 shares of the Issuer’s Class A Common Stock outstanding as of October 25, 2019, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 1, 2019, plus 1,597,733 shares of the Issuer’s Class B Common Stock held by the Reporting Person as of December 31, 2019, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s Class A Common Stock and Class B Common Stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 72352L106	13 G	Page 4 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andreessen Horowitz Fund II-B, L.P. (“AH II-B”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER**
578,983 shares[1], except that AH Equity II, the general partner of AH II-B, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity II, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER**
578,983 shares[1], except that AH Equity II, the general partner of AH II-B, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity II, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	578,983**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.19%[2]
12	TYPE OF REPORTING PERSON*	PN

1 Represents 578,983 shares of Class B Common Stock held directly by AH II-B. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Based on 306,232,554 shares of the Issuer’s Class A Common Stock outstanding as of October 25, 2019, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 1, 2019, plus 578,983 shares of the Issuer’s Class B Common Stock held by the Reporting Person as of December 31, 2019, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s Class A Common Stock and Class B Common Stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 72352L106	13 G	Page 5 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Parallel Fund, L.P. (“AH Parallel”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER**
2,756,107 shares[1], except that AH Equity II, the general partner of AH Parallel, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity II, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER**
2,756,107 shares[1], except that AH Equity II, the general partner of AH Parallel, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity II, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	2,756,107**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.89%[2]
12	TYPE OF REPORTING PERSON*	PN

1 Represents 2,756,107 shares of Class B Common Stock held directly by AH Parallel. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Based on 306,232,554 shares of the Issuer’s Class A Common Stock outstanding as of October 25, 2019, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 1, 2019, plus 2,756,107 shares of the Issuer’s Class B Common Stock held by the Reporting Person as of December 31, 2019, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s Class A Common Stock and Class B Common Stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 72352L106	13 G	Page 6 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Equity Partners II, L.L.C. (“AH Equity II”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER**
35,067,739 shares[1], of which 30,134,916 are directly owned by AH II, 1,597,733 are directly owned by AH II-A, 578,983 are directly owned by AH II-B and 2,756,107 are directly owned by AH Parallel. AH Equity II, the general partner of AH II, AH II-A, AH II-B and AH Parallel, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity II, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER**

35,067,739 shares[1], of which 30,134,916 are directly owned by AH II, 1,597,733 are directly owned by AH II-A, 578,983 are directly owned by AH II-B and 2,756,107 are directly owned by AH Parallel. AH Equity II, the general partner of AH II, AH II-A, AH II-B and AH Parallel, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity II, may be deemed to have shared power to dispose of these shares.

8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	35,067,739**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	10.27%[2]
12	TYPE OF REPORTING PERSON*	OO

1 Represents 35,067,739 shares of Class B Common Stock. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Based on 306,232,554 shares of the Issuer’s Class A Common Stock outstanding as of October 25, 2019, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 1, 2019, plus 35,067,739 shares of the Issuer’s Class B Common Stock held by the Reporting Person as of December 31, 2019, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s Class A Common Stock and Class B Common Stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 72352L106	13 G	Page 7 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andreessen Horowitz Fund III, L.P. (“AH III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER**
3,430,580 shares[1], except that AH Equity Partners III, L.L.C. (“AH Equity III”), the general partner of AH III, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity III, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER**
3,430,580 shares[1], except that AH Equity III, the general partner of AH III, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity III, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,430,580**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.11%[2]
12	TYPE OF REPORTING PERSON*	PN

1 Represents 3,430,580 shares of Class B Common Stock held directly by AH III. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Based on 306,232,554 shares of the Issuer’s Class A Common Stock outstanding as of October 25, 2019, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 1, 2019, plus 3,430,580 shares of the Issuer’s Class B Common Stock held by the Reporting Person as of December 31, 2019, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s Class A Common Stock and Class B Common Stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 72352L106	13 G	Page 8 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andreessen Horowitz Fund III-A, L.P. (“AH III-A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER**
27,890 shares[1], except that AH Equity III, the general partner of AH III-A, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity III, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER**
27,890 shares[1], except that AH Equity III, the general partner of AH III-A, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity III, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	27,890**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.01%[2]
12	TYPE OF REPORTING PERSON*	PN

1 Represents 27,890 shares of Class B Common Stock held directly by AH III-A. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Based on 306,232,554 shares of the Issuer’s Class A Common Stock outstanding as of October 25, 2019, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 1, 2019, plus 27,890 shares of the Issuer’s Class B Common Stock held by the Reporting Person as of December 31, 2019, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s Class A Common Stock and Class B Common Stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 72352L106	13 G	Page 9 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andreessen Horowitz Fund III-B, L.P. (“AH III-B”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER**
39,848 shares[1], except that AH Equity III, the general partner of AH III-B, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity III, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER**
39,848 shares[1], except that AH Equity III, the general partner of AH III-B, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity III, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	39,848**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.01%[2]
12	TYPE OF REPORTING PERSON*	PN

1 Represents 39,848 shares of Class B Common Stock held directly by AH III-B. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Based on 306,232,554 shares of the Issuer’s Class A Common Stock outstanding as of October 25, 2019, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 1, 2019, plus 39,848 shares of the Issuer’s Class B Common Stock held by the Reporting Person as of December 31, 2019, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s Class A Common Stock and Class B Common Stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 72352L106	13 G	Page 10 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andreessen Horowitz Fund III-Q, L.P. (“AH III-Q”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER**
265,129 shares[1], except that AH Equity III, the general partner of AH III-Q, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity III, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER**
265,129 shares[1], except that AH Equity III, the general partner of AH III-Q, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity III, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	265,129**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.09%[2]
12	TYPE OF REPORTING PERSON*	PN

1 Represents 265,129 shares of Class B Common Stock held directly by AH III-Q. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Based on 306,232,554 shares of the Issuer’s Class A Common Stock outstanding as of October 25, 2019, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 1, 2019, plus 265,129 shares of the Issuer’s Class B Common Stock held by the Reporting Person as of December 31, 2019, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s Class A Common Stock and Class B Common Stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 72352L106	13 G	Page 11 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Equity Partners III, L.L.C. (“AH Equity III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER**
3,763,447 shares[1], of which 3,430,580 are directly owned by AH III, 27,890 are directly owned by AH III-A, 39,848 are directly owned by AH III-B and 265,129 are directly owned by AH III-Q. AH Equity III, the general partner of AH III, AH III-A, AH III-B and AH III-Q, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity III, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER**

3,763,447 shares[1], of which 3,430,580 are directly owned by AH III, 27,890 are directly owned by AH III-A, 39,848 are directly owned by AH III-B and 265,129 are directly owned by AH III-Q. AH Equity III, the general partner of AH III, AH III-A, AH III-B and AH III-Q, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity III, may be deemed to have shared power to dispose of these shares.

8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,763,447**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.21%[2]
12	TYPE OF REPORTING PERSON*	OO

1 Represents 3,763,447 shares of Class B Common Stock. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Based on 306,232,554 shares of the Issuer’s Class A Common Stock outstanding as of October 25, 2019, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 1, 2019, plus 3,763,447 shares of the Issuer’s Class B Common Stock held by the Reporting Person as of December 31, 2019, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s Class A Common Stock and Class B Common Stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 72352L106	13 G	Page 12 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Parallel Fund III, L.P. (“AH Parallel III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER**
2,737,921 shares[1], except that AH Equity Partners III (Parallel), L.L.C. (“AH Equity Parallel III”), the general partner of AH Parallel III, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER**
2,737,921 shares[1], except that AH Equity Parallel III, the general partner of AH Parallel III, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	2,737,921**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.89%[2]
12	TYPE OF REPORTING PERSON*	PN

1 Represents 2,737,921 shares of Class B Common Stock held directly by AH Parallel III. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Based on 306,232,554 shares of the Issuer’s Class A Common Stock outstanding as of October 25, 2019, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 1, 2019, plus 2,737,921 shares of the Issuer’s Class B Common Stock held by the Reporting Person as of December 31, 2019, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s Class A Common Stock and Class B Common Stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 72352L106	13 G	Page 13 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Parallel Fund III-A, L.P. (“AH Parallel III-A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER**
22,262 shares[1], except that AH Equity Parallel III, the general partner of AH Parallel III-A, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER**
22,262 shares[1], except that AH Equity Parallel III, the general partner of AH Parallel III-A, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	22,262**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.01%[2]
12	TYPE OF REPORTING PERSON*	PN

1 Represents 22,262 shares of Class B Common Stock held directly by AH Parallel III-A. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Based on 306,232,554 shares of the Issuer’s Class A Common Stock outstanding as of October 25, 2019, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 1, 2019, plus 22,262 shares of the Issuer’s Class B Common Stock held by the Reporting Person as of December 31, 2019, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s Class A Common Stock and Class B Common Stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 72352L106	13 G	Page 14 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Parallel Fund III-B, L.P. (“AH Parallel III-B”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER**
31,808 shares[1], except that AH Equity Parallel III, the general partner of AH Parallel III-B, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER**
31,808 shares[1], except that AH Equity Parallel III, the general partner of AH Parallel III-B, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	31,808**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.01%[2]
12	TYPE OF REPORTING PERSON*	PN

1 Represents 31,808 shares of Class B Common Stock held directly by AH Parallel III-B. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Based on 306,232,554 shares of the Issuer’s Class A Common Stock outstanding as of October 25, 2019, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 1, 2019, plus 31,808 shares of the Issuer’s Class B Common Stock held by the Reporting Person as of December 31, 2019, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s Class A Common Stock and Class B Common Stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 72352L106	13 G	Page 15 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Parallel Fund III-Q, L.P. (“AH Parallel III-Q”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER**
211,633 shares[1], except that AH Equity Parallel III, the general partner of AH Parallel III-Q, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER**
211,633 shares[1], except that AH Equity Parallel III, the general partner of AH Parallel III-Q, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	211,633**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.07%[2]
12	TYPE OF REPORTING PERSON*	PN

1 Represents 211,633 shares of Class B Common Stock held directly by AH Parallel III-Q. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Based on 306,232,554 shares of the Issuer’s Class A Common Stock outstanding as of October 25, 2019, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 1, 2019, plus 211,633 shares of the Issuer’s Class B Common Stock held by the Reporting Person as of December 31, 2019, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s Class A Common Stock and Class B Common Stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 72352L106	13 G	Page 16 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Equity Partners III (Parallel), L.L.C. (“AH Equity Parallel III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER**
3,003,624 shares[1], of which 2,737,921 are directly owned by AH Parallel III, 22,262 are directly owned by AH Parallel III-A, 31,808 are directly owned by AH Parallel III-B and 211,633 are directly owned by AH Parallel III-Q. AH Equity Parallel III, the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER**

3,003,624 shares[1], of which 2,737,921 are directly owned by AH Parallel III, 22,262 are directly owned by AH Parallel III-A, 31,808 are directly owned by AH Parallel III-B and 211,633 are directly owned by AH Parallel III-Q. AH Equity Parallel III, the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to dispose of these shares.

8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,003,624**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.97%[2]
12	TYPE OF REPORTING PERSON*	OO

1 Represents 3,003,624 shares of Class B Common Stock. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Based on 306,232,554 shares of the Issuer’s Class A Common Stock outstanding as of October 25, 2019, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 1, 2019, plus 3,003,624 shares of the Issuer’s Class B Common Stock held by the Reporting Person as of December 31, 2019, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s Class A Common Stock and Class B Common Stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 72352L106	13 G	Page 17 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) PinAH L.P. (“PINAH”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER**
1,704,021 shares[1], except that AH Equity Partners IV, L.L.C.(“AH Equity IV”), the general partner of PINAH, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity IV, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER**
1,704,021 shares[1], except that AH Equity IV, the general partner of PINAH, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity IV, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,704,021**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.55%[2]
12	TYPE OF REPORTING PERSON*	PN

1 Represents 1,704,021 shares of Class B Common Stock held directly by PINAH. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Based on 306,232,554 shares of the Issuer’s Class A Common Stock outstanding as of October 25, 2019, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 1, 2019, plus 1,704,021 shares of the Issuer’s Class B Common Stock held by the Reporting Person as of December 31, 2019, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s Class A Common Stock and Class B Common Stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 72352L106	13 G	Page 18 of 28

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Equity Partners IV, L.L.C. (“AH Equity IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER**
1,704,021 shares[1], of which 1,704,021 are directly owned by PINAH. AH Equity IV, the general partner of PINAH, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity IV, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER**

1,704,021 shares[1], of which 1,704,021 are directly owned by PINAH. AH Equity IV, the general partner of PINAH, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity IV, may be deemed to have shared power to dispose of these shares.

8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,704,021**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.55%[2]
12	TYPE OF REPORTING PERSON*	OO

1 Represents 1,704,021shares of Class B Common Stock. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Based on 306,232,554 shares of the Issuer’s Class A Common Stock outstanding as of October 25, 2019, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 1, 2019, plus 1,704,021 shares of the Issuer’s Class B Common Stock held by the Reporting Person as of December 31, 2019, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s Class A Common Stock and Class B Common Stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 72352L106	13 G	Page 19 of 28

1	NAME OF REPORTING PERSONS Marc Andreessen (“Andreessen”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER** 0 shares
	6

SHARED VOTING POWER
43,538,831 shares[1], of which 30,134,916 are directly owned by AH II, 1,597,733 are directly owned by AH II-A, 578,983 are directly owned by AH II-B, 3,430,580 are directly owned by AH III, 27,890 are directly owned by AH III-A, 39,848 are directly owned by AH III-B, 265,129 are directly owned by AH III-Q, 2,756,107 are directly owned by AH Parallel, 2,737,921 are directly owned by AH Parallel III, 22,262 are directly owned by AH Parallel III-A, 31,808 are directly owned by AH Parallel III-B, 211,633 are directly owned by AH Parallel III-Q, and 1,704,021 are directly owned by PINAH. Andreessen is a managing member of AH Equity II, the general partner of AH II, AH II-A and AH II-B, a managing member of AH Equity III, the general partner of AH III, AH III-A, AH III-B and AH III-Q, a managing member of AH Equity Parallel III, the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, a managing member of AH Equity IV, the general partner of PINAH, and a member of AH Capital Management, L.L.C. (“AH Capital”), and may be deemed to have shared power to vote these shares.

In addition, Andreessen may be deemed to have shared power to vote 15,420 shares[2] held by the LAMA Community Trust.

	7	SOLE DISPOSITIVE POWER** 0 shares
	8

SHARED DISPOSITIVE POWER
43,538,831 shares[1], of which 30,134,916 are directly owned by AH II, 1,597,733 are directly owned by AH II-A, 578,983 are directly owned by AH II-B, 3,430,580 are directly owned by AH III, 27,890 are directly owned by AH III-A, 39,848 are directly owned by AH III-B, 265,129 are directly owned by AH III-Q, 2,756,107 are directly owned by AH Parallel, 2,737,921 are directly owned by AH Parallel III, 22,262 are directly owned by AH Parallel III-A, 31,808 are directly owned by AH Parallel III-B, 211,633 are directly owned by AH Parallel III-Q, and 1,704,021 are directly owned by PINAH. Andreessen is a managing member of AH Equity II, the general partner of AH II, AH II-A and AH II-B, a managing member of AH Equity III, the general partner of AH III, AH III-A, AH III-B and AH III-Q, a managing member of AH Equity Parallel III, the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, a managing member of AH Equity IV, the general partner of PINAH, and a member of AH Capital, and may be deemed to have shared power to dispose of these shares.

In addition, Andreessen may be deemed to have shared power to vote 15,420 shares[2] held by the LAMA Community Trust.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	43,554,251**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	12.45%[3]
12	TYPE OF REPORTING PERSON*	IN

1 Represents 43,538,831 shares of Class B Common Stock. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

2 Represents 15,363 shares of Class A Common Stock and 57 shares of Class B Common Stock directly held by the LAMA Community Trust, of which the Reporting Person and his spouse are trustees

3 Based on 306,232,554 shares of the Issuer’s Class A Common Stock outstanding as of October 25, 2019, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 1, 2019, plus 43,538,888 shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person as of December 31, 2019, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s Class A Common Stock and Class B Common Stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 72352L106	13 G	Page 20 of 28

1	NAME OF REPORTING PERSONS Ben Horowitz (“Horowitz”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER** 865 shares[1]
6	SHARED VOTING POWER
		43,538,831 shares[2], of which 30,134,916 are directly owned by AH II, 1,597,733 are directly owned by AH II-A, 578,983 are directly owned by AH II-B, 3,430,580 are directly owned by AH III, 27,890 are directly owned by AH III-A, 39,848 are directly owned by AH III-B, 265,129 are directly owned by AH III-Q, 2,756,107 are directly owned by AH Parallel, 2,737,921 are directly owned by AH Parallel III, 22,262 are directly owned by AH Parallel III-A, 31,808 are directly owned by AH Parallel III-B, 211,633 are directly owned by AH Parallel III-Q, and 1,704,021 are directly owned by PINAH. Horowitz is a managing member of AH Equity II, the general partner of AH II, AH II-A and AH II-B, a managing member of AH Equity III, the general partner of AH III, AH III-A, AH III-B and AH III-Q, a managing member of AH Equity Parallel III, the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, a managing member of AH Equity IV, and a member of AH Capital, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER** 865 shares[1]
8	SHARED DISPOSITIVE POWER
		43,538,831 shares[2], of which 30,134,916 are directly owned by AH II, 1,597,733 are directly owned by AH II-A, 578,983 are directly owned by AH II-B, 3,430,580 are directly owned by AH III, 27,890 are directly owned by AH III-A, 39,848 are directly owned by AH III-B, 265,129 are directly owned by AH III-Q, 2,756,107 are directly owned by AH Parallel, 2,737,921 are directly owned by AH Parallel III, 22,262 are directly owned by AH Parallel III-A, 31,808 are directly owned by AH Parallel III-B, 211,633 are directly owned by AH Parallel III-Q, and 1,704,021 are directly owned by PINAH. Horowitz is a managing member of AH Equity II, the general partner of AH II, AH II-A and AH II-B, a managing member of AH Equity III, the general partner of AH III, AH III-A, AH III-B and AH III-Q, a managing member of AH Equity Parallel III, the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, a managing member of AH Equity IV, and a member of AH Capital, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	43,539,696**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	12.45%[3]
12	TYPE OF REPORTING PERSON*	IN

1 Represents 865 shares of Class A Common Stock held by a family trust for which the Reporting Person is a trustee.

2 Represents 43,538,831 shares of Class B Common Stock. Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock.

3 Based on 306,232,554 shares of the Issuer’s Class A Common Stock outstanding as of October 25, 2019, as reported by the Issuer in its Form 10-Q filed with the Securities and Exchange Commission on November 1, 2019, plus 43,538,831 shares of the Issuer’s Class B Common Stock held by the Reporting Person as of December 31, 2019, which are treated as converted into Class A Common Stock only for the purpose of computing the percentage ownership of the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s Class A Common Stock and Class B Common Stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 72352L106	13 G	Page 21 of 28

ITEM 1(A).	NAME OF ISSUER

Pinterest, Inc.

ITEM 1(B).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

505 Brannan Street

San Francisco, California 94107

ITEM 2(A).	NAME OF PERSONS FILING

This Schedule 13G is filed by Andreessen Horowitz Fund II, L.P., a Delaware limited partnership (“AH II”), Andreessen Horowitz Fund II-A, L.P., a Delaware limited partnership (“AH II-A”), Andreessen Horowitz Fund II-B, L.P., a Delaware limited partnership (“AH II-B”), AH Equity Partners II, L.L.C., a Delaware limited liability company (“AH Equity II”), Andreessen Horowitz Fund III, L.P., a Delaware limited partnership (“AH III”), Andreessen Horowitz Fund III-A, L.P., a Delaware limited partnership (“AH III-A”), Andreessen Horowitz Fund III-B, L.P., a Delaware limited partnership (“AH III-B”), Andreessen Horowitz Fund III-Q, L.P. (“AH III-Q”), AH Equity Partners III, L.L.C., a Delaware limited liability company (“AH Equity III”), AH Parallel Fund, L.P., a Delaware limited partnership (“AH Parallel”), AH Equity Partners II, L.L.C., a Delaware limited liability company (“AH Equity II”), AH Parallel Fund III, L.P., a Delaware limited partnership (“AH Parallel III”), AH Parallel Fund III-A, L.P., a Delaware limited partnership (“AH Parallel III-A”), AH Parallel Fund III-B, L.P., a Delaware limited partnership (“AH Parallel III-B”), AH Parallel Fund III-Q, L.P., a Delaware limited partnership (“AH Parallel III-Q”), AH Equity Partners III (Parallel), L.L.C., a Delaware limited liability company (“AH Equity Parallel III”), PinAH, L.P., a Delaware limited partnership (“PINAH”), AH Equity Partners IV, L.L.C., a Delaware limited liability company (“AH Equity IV”), AH Capital Management, L.L.C., a Delaware limited liability company (“AH Capital”), Marc Andreessen (“Andreessen”) and Ben Horowitz (“Horowitz”). The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

AH Equity II is the general partner of AH II, AH II-A and AH II-B, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AH II, AH II-A and AH II-B. Andreessen and Horowitz are managing members of AH Equity II and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AH II, AH II-A and AH II-B.

AH Equity III is the general partner of AH III, AH III-A, AH III-B and AH III-Q, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AH III, AH III-A, AH III-B and AH III-Q. Andreessen and Horowitz are managing members of AH Equity III and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AH III, AH III-A, AH III-B and AH III-Q.

AH Equity Partners II is the general partner of AH Parallel, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AH Parallel. Andreessen and Horowitz are managing members of AH Equity Partners II and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AH Parallel.

AH Equity Parallel III is the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q. Andreessen and Horowitz are managing members of AH Equity Parallel III and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q.

AH Equity IV is the general partner of PINAH, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by PINAH. Andreessen and Horowitz are managing members of AH Equity IV and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by PINAH.

Andreessen and Horowitz are members of AH Capital and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AH Capital.

CUSIP NO. 72352L106	13 G	Page 22 of 28

ITEM 2(B).	ADDRESS OF PRINCIPAL OFFICE

The address for each of the Reporting Persons is:

Andreessen Horowitz

2865 Sand Hill Road

Suite 101

Menlo Park, California 94025

ITEM 2(C)	CITIZENSHIP

See Row 4 of cover page for each Reporting Person.

ITEM 2(D)	TITLE OF CLASS OF SECURITIES

Class A Common Stock, $0.00001 par value

ITEM 2(E)	CUSIP NUMBER

72352L106

ITEM 3.	Not Applicable.

ITEM 4.	OWNERSHIP

The following information with respect to the beneficial ownership of the Class A Common Stock and Class B Common Stock of the issuer by the Reporting Persons is provided as of December 31, 2019.

CUSIP NO. 72352L106	13 G	Page 23 of 28

(a)             Amount beneficially owned:

   See Row 9 of cover page for each Reporting Person.

(b)            Percent of Class:

   See Row 11 of cover page for each Reporting Person.

(c)             Number of shares as to which such person has:

(i)           Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii)          Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)         Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)         Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS Not applicable.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Under certain circumstances set forth in the limited partnership agreements of AH II, AH II-A, AH II-B, AH III, AH III-A, AH III-B, AH III-Q, AH Parallel, AH Parallel III, AH Parallel III-A, AH Parallel III-B, AH Parallel III-Q, PINAH and the limited liability company agreements of AH Equity II, AH Equity III, AH Equity Parallel III, AH Equity IV and AH Capital, the general partner and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or a member, as the case may be.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP. Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP. Not applicable.

ITEM 10.	CERTIFICATION. Not applicable.

CUSIP NO. 72352L106	13 G	Page 24 of 28

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2020

Andreessen Horowitz Fund II, L.P.
Andreessen Horowitz Fund II-A, L.P.
Andreessen Horowitz Fund II-B, L.P.

By: AH Equity Partners II, L.L.C.
Its: General Partner

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Equity Partners II, L.L.C.

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

Andreessen Horowitz Fund III, L.P.
Andreessen Horowitz Fund III-A, L.P.
Andreessen Horowitz Fund III-B, L.P.
Andreessen Horowitz Fund III-Q, L.P.

By: AH Equity Partners III, L.L.C.
Its: General Partner

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Equity Partners III, L.L.C.

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Parallel Fund, L.P.

By: AH Equity Partners II, L.L.C.
Its: General Partner

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Parallel Fund III, L.P.
AH Parallel Fund III-A, L.P.
AH Parallel Fund III-B, L.P.
AH Parallel Fund III-Q, L.P.

By: AH Equity Partners III (Parallel), L.L.C.
Its: General Partner

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

CUSIP NO. 72352L106	13 G	Page 25 of 28

AH Equity Partners III (Parallel), L.L.C.

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

PinAH, L.P.

By: AH Equity Partners IV, L.L.C.
Its: General Partner

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Equity Partners IV, L.L.C.

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Capital Management, L.L.C.

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

Marc Andreessen

/s/ Scott Kupor
Scott Kupor, Chief Operating Officer
Attorney-in-fact for Marc Andreessen

Ben Horowitz

/s/ Scott Kupor
Scott Kupor, Chief Operating Officer
Attorney-in-fact for Ben Horowitz

CUSIP NO. 72352L106	13 G	Page 26 of 28

EXHIBIT INDEX

Found on Sequentially
Exhibit	Numbered Page

Exhibit A: Agreement of Joint Filing	27

CUSIP NO. 72352L106	13 G	Page 27 of 28

exhibit A

Agreement of Joint Filing

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Class A Common Stock of Pinterest, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: February 13, 2020

Andreessen Horowitz Fund II, L.P.
Andreessen Horowitz Fund II-A, L.P.
Andreessen Horowitz Fund II-B, L.P.

By: AH Equity Partners II, L.L.C.
Its: General Partner

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Equity Partners II, L.L.C.

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

Andreessen Horowitz Fund III, L.P.
Andreessen Horowitz Fund III-A, L.P.
Andreessen Horowitz Fund III-B, L.P.
Andreessen Horowitz Fund III-Q, L.P.

By: AH Equity Partners III, L.L.C.
Its: General Partner

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Equity Partners III, L.L.C.

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Parallel Fund, L.P.

By: AH Equity Partners II, L.L.C.
Its: General Partner

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Parallel Fund III, L.P.
AH Parallel Fund III-A, L.P.
AH Parallel Fund III-B, L.P.
AH Parallel Fund III-Q, L.P.

By: AH Equity Partners III (Parallel), L.L.C.
Its: General Partner

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

CUSIP NO. 72352L106	13 G	Page 28 of 28

AH Equity Partners III (Parallel), L.L.C.

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

PinAH, L.P.

By: AH Equity Partners IV, L.L.C.
Its: General Partner

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Equity Partners IV, L.L.C.

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Capital Management, L.L.C.

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

Marc Andreessen

/s/ Scott Kupor
Scott Kupor, Chief Operating Officer
Attorney-in-fact for Marc Andreessen

Ben Horowitz

/s/ Scott Kupor
Scott Kupor, Chief Operating Officer
Attorney-in-fact for Ben Horowitz